                                 SCHEDULE 14A
                                (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT                    [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
    (2))
[X] DEFINITIVE PROXY STATEMENT
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          DAL-TILE INTERNATIONAL INC.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] NO FEE REQUIRED.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    (4) Proposed maximum aggregate value of transaction:
    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

Dal-Tile International
--------------------------------------------------------------------------------

                                                    April 16, 1997

     Dear Fellow Stockholder:

       You are cordially invited to attend the 1997 Annual
     Meeting of Stockholders of Dal-Tile International Inc. to be held on Thursday, May 8, 1997, at 10:00 a.m., local time, at The Chase Manhattan Bank, 11th floor, Conference Room A, 270
     Park Avenue, New York, New York.

       The Secretary's formal notice of the meeting and the Proxy
     Statement which appear on the following pages will describe the matters to be acted upon at the meeting.

       We hope that you will be able to attend the meeting in person. However, whether or not you plan to be present, please complete, sign, date and return your proxy as soon as possible so that your vote will be counted.

                                      Sincerely yours,

                                      /s/ Howard I. Bull

                                      Howard I. Bull
                                      President and Chief Executive Officer


              7834 C.F. Hawn Frwy  Dallas, Texas 75217 214-398-1411

                          DAL-TILE INTERNATIONAL INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

  The 1997 Annual Meeting of Stockholders of Dal-Tile International Inc., a Delaware corporation (the "Company"), will be held at The Chase Manhattan Bank, 11th floor, Conference Room A, 270 Park Avenue, New York, New York on Thursday, May 8, 1997, at 10:00 a.m., local time, for the following purposes:

    1. To elect ten directors for terms ending at the 1998 Annual Meeting of Stockholders;

    2. To ratify the appointment by the Board of Directors of Ernst & Young LLP, independent public accountants, as independent auditors for the Company for the fiscal year ending January 2, 1998; and

    3. To transact such other business as may properly come before the meeting.

  Stockholders of record as of the close of business on April 7, 1997 will be entitled to vote at the meeting.

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERY TO THE COMPANY OF A SUBSEQUENTLY EXECUTED PROXY OR A WRITTEN NOTICE OF REVOCATION OR BY VOTING IN PERSON AT THE MEETING.

                                          By order of the Board of Directors,

                                          /s/ Christine J. Smith

                                          Christine J. Smith
                                          Secretary

April 16, 1997

                          DAL-TILE INTERNATIONAL INC.
                               7834 HAWN FREEWAY
                              DALLAS, TEXAS 75217

                               ----------------

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 8, 1997

                               ----------------

  This proxy statement is furnished to stockholders of Dal-Tile International Inc., a Delaware corporation (the "Company" or "Dal-Tile"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board" or "Board of Directors") for use at the 1997 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 10:00 a.m., local time, on Thursday, May 8, 1997, at The Chase Manhattan Bank, 11th floor, Conference Room A, 270 Park Avenue, New York, New York, and any adjournments thereof.

  Stockholders of record as of the close of business on April 7, 1997 (the "Record Date") will be entitled to vote at the Annual Meeting or any adjournments thereof. As of the Record Date, the Company had outstanding 53,435,101 shares of Common Stock, par value $.01 per share ("Common Stock"), each entitled to one vote on all matters to be voted upon. Information contained in this proxy statement pertaining to the Common Stock gives effect to a recapitalization of the Company's common equity that became effective immediately prior to completion of the Company's initial public offering of Common Stock on August 14, 1996. This proxy statement, the accompanying form of proxy and the Company's annual report to stockholders for the fiscal year ended January 3, 1997 are being mailed on or about April 16, 1997 to each stockholder entitled to vote at the Annual Meeting.

                       VOTING AND REVOCATION OF PROXIES

VOTING

  If the enclosed proxy is executed and returned in time and not revoked, all shares represented thereby will be voted. Each proxy will be voted in accordance with the stockholder's instructions. If no such instructions are specified, signed proxies will be voted FOR the election of each person nominated for election as a director and FOR the ratification of the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending January 2, 1998.

  The holders of a majority in number of the total outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, constitutes a quorum. Assuming a quorum is present, the affirmative vote of a plurality of the votes cast at the Annual Meeting and entitled to vote in the election will be required for the election of directors and the affirmative vote of a majority of the votes cast at the Annual Meeting and entitled to vote thereon will be required to act on all other matters to come before the Annual Meeting, including ratification of the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the Company. An automated system administered by the Company's transfer agent will tabulate the votes. For purposes of determining the number of votes cast with respect to any voting matter, only those cast "for" or "against" are included; abstentions and broker non-votes are excluded. Accordingly, with respect to the election of directors, abstentions and broker non-votes will have no effect on the outcome. For purposes of determining whether the affirmative vote of a majority of the votes cast at the Annual Meeting and entitled to vote has been obtained, abstentions will be included in, and broker non-votes will be excluded from, the number of shares present and entitled to vote. Accordingly, with respect to any matter other than the election of directors, abstentions will have the effect of a vote "against" the matter and broker non-votes will have the effect of reducing the number of affirmative votes required to achieve the majority vote.

REVOCATION

  A stockholder giving a proxy may revoke it at any time before it is voted by delivery to the Company of a subsequently executed proxy or a written notice of revocation. In addition, returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so.

SHAREHOLDERS AGREEMENT

  Pursuant to a certain shareholders' agreement (the "Shareholders Agreement"), DTI Investors LLC, a beneficial owner of Common Stock of the Company ("DTI Investors"), and Armstrong World Industries, Inc., a beneficial owner of Common Stock of the Company ("AWI"), have agreed to cause the Board of Directors of Dal-Tile to be comprised of (i) six individuals designated by DTI Investors, (ii) three individuals designated by AWI, and (iii) the Chief Executive Officer of Dal-Tile. As of the Record Date, DTI Investors and AWI beneficially owned approximately 87.9% of the outstanding Common Stock of the Company and, as such, have the voting power to effect the election of the nominees. The six individuals designated by DTI Investors are: Messrs. Pilliod, Danforth, Lewis, Mai, Goldsmith and Skelsey. The three individuals designated by AWI are: Messrs. Lorch, Riddick and Shannon. The rights and obligations of DTI Investors and AWI to designate directors are subject to change in the event of certain circumstances, more particularly described in the Shareholders Agreement.

                             ELECTION OF DIRECTORS

  The Board of Directors currently consists of ten directors. Ten directors are to be elected at the Annual Meeting to hold office as directors until the 1998 Annual Meeting of Stockholders of the Company or until their respective successors have been duly elected and qualified. Unless otherwise directed, signed proxies in the accompanying form will be voted FOR the nominees listed below. All nominees have consented to be named and to serve if elected. If any one or more of the nominees is unable to serve or for good cause will not serve, proxies will be voted for the substitute nominee or nominees, if any, proposed by the Board of Directors. The Board has no knowledge that any nominee will or may be unable to serve or will or may withdraw from nomination. Each nominee will be elected if he receives the affirmative vote of a plurality of the votes cast by holders of shares of Common Stock at the Annual Meeting.

  The Board of Directors proposes the election of the following nominees for a term of one year. All of the nominees are presently directors of the Company. Set forth below for each nominee are his name and age, all positions and offices with the Company that he holds, if any, his principal occupations during at least the last five years and any additional directorships in publicly held companies or registered investment companies.

             NAME            AGE              POSITION OR OFFICE HELD
             ----            ---              -----------------------
   Charles J. Pilliod, Jr..   78 Chairman of the Board of Directors
   Howard I. Bull..........   56 President and Chief Executive Officer and Director
   Douglas D. Danforth.....   74 Director
   Drew Lewis..............   65 Director
   George A. Lorch.........   55 Director
   Vincent A. Mai..........   56 Director
   Frank A. Riddick III....   40 Director
   Robert J. Shannon, Jr...   48 Director
   Henry F. Skelsey........   38 Vice President and Director
   John M. Goldsmith.......   33 Vice President and Director

  Charles J. Pilliod, Jr., Chairman of the Board of Directors--Mr. Pilliod has been the Chairman of the Board of Directors since October 1993 and a Director since March 1990. From October 1993 through April 1994, he also served as President and Chief Executive Officer of the Company. Mr. Pilliod served as U.S. Ambassador to Mexico from 1986 to 1989. Prior to that, he was the Chairman and Chief Executive Officer of Goodyear Tire & Rubber Company. Mr. Pilliod is also a director of A. Schulman Inc. and Marvin & Palmer Associates, Inc.

  Howard I. Bull, President and Chief Executive Officer and Director--Mr. Bull has been President and Chief Executive Officer and a Director of the Company since April 1994. Prior to joining the Company, Mr. Bull spent ten years with Baker Hughes Incorporated, a worldwide diversified oil services company, where he became Chief Executive Officer for Baker Hughes Drilling Equipment Company. Additionally, he served York International Corporation, a worldwide manufacturer and distributor of air conditioner and refrigeration equipment, as President of its Applied Systems Division and Air Conditioning Business Group. Mr. Bull is a director of Marine Drilling Companies, Inc. and National-Oilwell, Inc.

  Douglas D. Danforth, Director--Mr. Danforth has been a Director of the Company since February 1997. He was Chairman and Chief Executive Officer of Westinghouse Corporation from December 1983 to December 1987. Mr. Danforth is a director of Travelers Group Inc. and Sola International Inc.

  Drew Lewis, Director--Mr. Lewis has been a Director of the Company since March 1990. Mr. Lewis retired as Chairman, President and Chief Executive Officer of Union Pacific Corp., a transportation company, in January 1997. He served as President of Union Pacific Corp. from April 1986 to May 1994 and as U.S. Secretary of Transportation between 1981 and 1983. Mr. Lewis is also a director of Ford Motor Company, American Express Co., FPL Group Inc., Gannett Co., Inc., Union Pacific Resources Group Inc., Lucent Technologies, Inc., Mafeo Consolidated Group and Gulfstream Aerospace Corporation.

  George A. Lorch, Director--Mr. Lorch has been a Director of the Company since December 1995. Mr. Lorch has been Chairman and Chief Executive Officer of AWI, a beneficial owner of Common Stock of the Company, since April 1994. Mr. Lorch was an Executive Vice President of AWI from March 1988 to September 1993 and served as President and Chief Executive Officer of AWI from September 1993 to April 1994. Mr. Lorch is also a director of Stanley Works, Household International and R.R. Donnelley & Sons Company.

  Vincent A. Mai, Director--Mr. Mai has been a Director of the Company since October 1989. Mr. Mai has been the President and Chief Executive Officer of AEA Investors Inc. ("AEA Investors") since April 1989. AEA Investors is the managing member of DTI Investors, a beneficial owner of Common Stock of the Company. For the preceding 15 years, he was a Managing Director of Lehman Brothers Inc., an investment banking firm. Mr. Mai also is a director of the Federal National Mortgage Association.

  Frank A. Riddick III, Director--Mr. Riddick has been a Director of the Company since December 1995. Mr. Riddick has been Senior Vice President, Finance and Chief Financial Officer of AWI, a beneficial owner of Common Stock of the Company, since April 1995. Previously, he held the following positions with FMC Corporation, a chemicals and machinery company: Controller, May 1993-March 1995 and Treasurer, December 1990-May 1993.

  Robert J. Shannon, Jr., Director--Mr. Shannon has been a Director of the Company since December 1995. Mr. Shannon currently is President, Worldwide Floor Products Operations of AWI, a beneficial owner of Common Stock of the Company. From March 1992 through December 1995, Mr. Shannon was President of American Olean Tile Company, Inc. ("AO"), then a subsidiary of AWI. During 1991, Mr. Shannon was General Manager, Worldwide Gasket Products, of AWI.

  Henry F. Skelsey, Vice President and Director--Mr. Skelsey has been a Vice President and a Director of the Company since October 1989. Mr. Skelsey has been a Managing Director of AEA Investors (the managing member of DTI Investors, a beneficial owner of Common Stock of the Company) since March 1988. Prior to his association with AEA Investors, Mr. Skelsey was a Vice President in the Merchant Banking division of Shearson Lehman Brothers Inc., an investment banking firm.

  John M. Goldsmith, Vice President and Director--Mr. Goldsmith has been a Vice President and a Director of the Company since April 1996. Mr. Goldsmith is a Managing Director of AEA Investors (the managing member of DTI Investors, a beneficial owner of Common Stock of the Company), and has been associated with AEA Investors since 1989. Previously, he was a member of the Financial Services practice of Ernst & Young LLP, an independent accounting firm.

SHAREHOLDERS AGREEMENT

  Pursuant to the Shareholders Agreement, DTI Investors, a beneficial owner of Common Stock of the Company, and AWI, a beneficial owner of Common Stock of the Company, have agreed to cause the Board of Directors of Dal-Tile to be comprised of (i) six individuals designated by DTI Investors, (ii) three individuals designated by AWI, and (iii) the Chief Executive Officer of Dal-Tile. As of the Record Date, DTI Investors and AWI beneficially owned approximately 87.9% of the outstanding Common Stock of the Company and, as such, have the voting power to effect the election of the nominees. The six individuals designated by DTI Investors are: Messrs. Pilliod, Danforth, Lewis, Mai, Goldsmith and Skelsey. The three individuals designated by AWI are:
Messrs. Lorch, Riddick and Shannon. The rights and obligations of DTI Investors and AWI to designate directors are subject to change in the event of certain circumstances, more particularly described in the Shareholders Agreement.

                   FURTHER INFORMATION CONCERNING THE BOARD
                          OF DIRECTORS AND COMMITTEES

  The Board of Directors of the Company directs the management of the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and two standing committees: Audit and Compensation. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. The Company has no nominating or similar committee.

BOARD MEETINGS AND COMMITTEES

  The Board of Directors of the Company held a total of six meetings and took four actions by written consent during the fiscal year ended January 3, 1997 (such fiscal year sometimes referred to herein as "fiscal 1996"). No director participated in fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which he served.

  The Audit Committee's principal functions are to review the scope of the annual audit of the Company by its independent public accountants, review the annual financial statements of the Company and the related audit report of the independent auditors, review management's selection of an independent public accounting firm each year and review audit and any non-audit fees paid to the Company's independent public accountants. The Company's Chief Financial Officer generally attends Audit Committee meetings and delivers reports to and answers inquiries from the Audit Committee. The Audit Committee reports its findings and recommendations to the Board. The Audit Committee is composed of three non-employee directors. From January 1, 1996 to April 23, 1996, the members of the Audit Committee were Drew Lewis, Robert J. Shannon, Jr. and Henry F. Skelsey. From April 24, 1996 to February 17, 1997, the members of the Audit Committee were E. Mandell de Windt, John M. Goldsmith and Frank A. Riddick III. Since February 18, 1997, the members of the Audit Committee have been Douglas D. Danforth, John M. Goldsmith and Frank A. Riddick III. The Audit Committee held one meeting in fiscal 1996.

  The Compensation Committee is responsible for developing and making recommendations to the Board of Directors with respect to the Company's compensation policies and also determines the cash portion of the Company's compensation program, including recommending to the Board the cash compensation to be paid to the Company's executive officers. Since January 1, 1996, members of the Compensation Committee have been Drew Lewis, Robert J. Shannon, Jr. and Henry F. Skelsey. The Compensation Committee held four meetings in fiscal 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The following directors served on the Company's Compensation Committee during the fiscal year ended January 3, 1997: Drew Lewis, Robert J. Shannon, Jr. and Henry F. Skelsey. Henry F. Skelsey also served as an officer of the Company and certain of its subsidiaries during such fiscal year. Mr. Skelsey is an officer of AEA Investors (the managing member of DTI Investors, a beneficial owner of Common Stock of the Company). AEA Investors provided certain management, consulting and financial services to the Company for professional service fees and was reimbursed for out-of-pocket expenses. In the fiscal year ended January 3, 1997, payments of such management fees and reimbursement for expenses totaled $485,000. Such services included, but were not necessarily limited to, advice and assistance concerning the strategy, planning and financing of the Company, as needed from time to time. Such arrangement with AEA Investors was terminated in August 1996 upon completion of the Company's initial public offering of Common Stock and AEA Investors was paid a termination fee of $4.0 million in connection therewith. The Company receives the benefit of volume discounts for certain office services and supplies made available to various companies associated with AEA Investors pursuant to arrangements managed by a subsidiary of AEA Investors. Mr. Skelsey is an officer and director of Dal-Tile and a Managing Director of AEA Investors.

DIRECTORS' COMPENSATION

  Directors who are full-time employees of the Company receive no additional compensation for serving on the Board or its committees. Directors who are not full-time employees of the Company, employees of AEA Investors or employees of AWI receive an annual fee of $5,000, except for the Chairman who receives an annual fee of $25,000, and $500 for each Board meeting attended, plus reimbursement for traveling costs and other out-of-pocket expenses incurred in attending such meetings. Directors who serve on one or more of the Audit Committee and Compensation Committee receive $500 for attending a committee meeting that occurs on a date other than the date of a meeting of the full Board.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during fiscal 1996, all filing requirements applicable to its executive officers and directors and greater than 10% stockholders were complied with.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of Dal-Tile's Common Stock as of the Record Date with respect to (i) each person known to Dal-Tile to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of Dal-Tile's directors, (iii) each of the executive officers named in the table under "Compensation of Executive Officers--Executive Compensation--Summary Compensation Table", and
(iv) all the Company's directors and executive officers as a group.

                                                                    PERCENT OF
                                                 NUMBER OF         COMMON STOCK
                                                 SHARES(1)            OWNED
                                                 ----------        ------------
DTI Investors LLC............................... 28,604,811            53.5%
 c/o AEA Investors Inc.
 65 East 55th Street
 New York, NY 10022
AEA Investors Inc.(2)........................... 28,604,811            53.5
 65 East 55th Street
 New York, NY 10022
Armstrong Enterprises, Inc.(3).................. 18,365,822            34.4
 Liberty and Charlotte Streets
 P.O. Box 3001
 Lancaster, PA 17604
Armstrong World Industries, Inc.(3)............. 18,365,882            34.4
 Liberty and Charlotte Streets
 P.O. Box 3001
 Lancaster, PA 17604
Charles J. Pilliod, Jr..........................    111,000(4)(5)         *
Howard I. Bull..................................    503,013(5)(6)         *
Douglas D. Danforth.............................          0(5)           --
Drew Lewis......................................      1,000(5)            *
George A. Lorch.................................          0(7)           --
Vincent A. Mai..................................     20,000(5)(8)         *
Frank A. Riddick III............................          0(9)           --
Robert J. Shannon, Jr...........................          0(10)          --
Henry F. Skelsey................................     12,000(5)(11)        *
John M. Goldsmith...............................      5,000(5)(12)        *
William R. Hanks................................     98,265(13)           *
Barry J. Kulpa..................................    290,737(14)           *
Carlos E. Sala..................................    168,208(15)           *
Javier Eugenio Martinez Serna...................    100,965(16)           *
Harold G. Turk..................................    202,974(17)           *
All directors and executive officers as a group
 (20 persons)...................................  1,705,052            3.09

--------
*  Less than 1%.
 (1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any shares that such person or persons have the right to acquire within 60 days after such date is deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
 (2) AEA Investors is the managing member of DTI Investors and accordingly may be deemed to beneficially own such shares.
 (3) Based on information supplied to the Company by Armstrong Enterprises, Inc., which is a wholly owned subsidiary of AWI.
 (4) Consists of 111,000 shares subject to options. Shares are held in nominee name, Hertrus and Company.

 (5) Such director is a member of DTI Investors. Under the rules of the SEC, as such director does not have voting or investment power over the shares of Common Stock owned by DTI Investors, such director does not have beneficial ownership of such shares. Such director's membership interest in DTI Investors represents a less than 1% indirect interest in the Common Stock of the Company, which interest is in addition to any stock options held, or shares of Common Stock identified herein as beneficially owned, by such director.
 (6) Consists of 502,913 shares subject to options and 100 shares.
 (7) Excludes 18,365,822 shares indirectly owned by AWI, for which Mr. Lorch serves as an officer and director. Mr. Lorch disclaims beneficial ownership of such shares.
 (8) Excludes 28,604,811 shares owned by DTI Investors, the managing member of which is AEA Investors. Mr. Mai is a member of DTI Investors, and serves as an officer and director of AEA Investors. Mr. Mai disclaims beneficial ownership of the shares beneficially owned by DTI Investors and AEA Investors.
 (9) Excludes 18,365,822 shares indirectly owned by AWI, for which Mr. Riddick serves as an officer. Mr. Riddick disclaims beneficial ownership of such shares.
(10) Excludes 18,365,822 shares indirectly owned by AWI, for which Mr. Shannon serves as an officer. Mr. Shannon disclaims beneficial ownership of such shares.
(11) Excludes 28,604,811 shares owned by DTI Investors, the managing member of which is AEA Investors. Mr. Skelsey is a member of DTI Investors and serves as an officer of AEA Investors. Mr. Skelsey disclaims beneficial ownership of the shares beneficially owned by DTI Investors and AEA Investors.
(12) Excludes 28,604,811 shares owned by DTI Investors, the managing member of which is AEA Investors. Mr. Goldsmith serves as an officer of AEA Investors. Mr. Goldsmith disclaims beneficial ownership of the shares beneficially owned by DTI Investors and AEA Investors.
(13) Consists of 95,265 shares subject to options and 3,000 shares.
(14) Consists of 290,737 shares subject to options.
(15) Consists of 168,208 shares subject to options.
(16) Consists of 100,965 shares subject to options.
(17) Consists of 202,974 shares subject to options.

SHAREHOLDERS AGREEMENT

  Pursuant to the Shareholders Agreement, each of DTI Investors, which beneficially owned approximately 53.5% of the Common Stock outstanding on the Record Date, and AWI, which beneficially owned approximately 34.4% of the Common Stock outstanding on the Record Date, has agreed to vote the shares of Common Stock owned or controlled by it to effectuate the provisions of the Shareholders Agreement, including for the election as directors of Dal-Tile of
(i) six individuals designated by DTI Investors, (ii) three individuals designated by AWI, and (iii) the Chief Executive Officer of Dal-Tile. The managing member of DTI Investors is AEA Investors. Accordingly, AWI and DTI Investors have the voting power to effect the election of the nominees set forth above in "Election of Directors". The rights and obligations of DTI Investors and AWI to designate directors are subject to change in the event of certain circumstances, more particularly described in the Shareholders Agreement. The Shareholders Agreement, among other things, contains provisions
(A) providing for registration rights under certain circumstances under the Securities Act of 1933, as amended, and (B) prohibiting the parties from acquiring additional shares of Common Stock until the earlier to occur of (x) the fourth anniversary of the initial public offering of the Common Stock and
(y) the sale by DTI Investors or AWI or its subsidiaries of 25% or more of the Common Stock owned by DTI Investors (or its predecessor) and certain members of the Company's management or AWI and its subsidiaries, as the case may be, as of December 31, 1995.

  Pursuant to the Shareholders Agreement, the Company is prohibited from engaging in, without the approval of a majority of the Board of Directors (including at least one AWI designee), any sale or transfer to a third party by merger or otherwise by the Company or any of its subsidiaries (in one transaction or a series of related transactions) of any subsidiary of the Company or assets of the Company or of a subsidiary thereof that involves more than 20% of the total assets of the Company and its subsidiaries taken as a whole on a cumulative basis, excluding, however, such dispositions in the ordinary course of business (including, but not limited to, sales of inventory and finished goods), and excluding the sale of all or substantially all of the stock or assets of the Company.

  AWI has also agreed that it, or one or more of its subsidiaries, will purchase, from time to time, shares of Common Stock in open market transactions at their prevailing market prices having an aggregate purchase price (exclusive of broker commissions) of $15.0 million, by June 15, 1998 (the "Open Market Purchases"). As of the Record Date, based on information available to the Company, AWI has purchased all such $15.0 million of Common Stock pursuant to such agreement. The parties to the Shareholders Agreement waived the restrictions contained therein to the extent necessary to permit AWI or its subsidiaries to effect the Open Market Purchases.

                      COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

  The following table sets forth certain information with respect to the annual and long-term compensation of the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, in each case for the fiscal years ended December 31, 1994, December 31, 1995 and January 3, 1997:

                          SUMMARY COMPENSATION TABLE

                                                  LONG TERM
                                                 COMPENSATION
                                                   AWARDS
                                  ANNUAL        ------------
                               COMPENSATION      SECURITIES
        NAME AND              -----------------  UNDERLYING   ALL OTHER
   PRINCIPAL POSITION    YEAR  SALARY   BONUS   OPTIONS/SARS COMPENSATION
   ------------------    ---- -------- -------- ------------ ------------
Howard I. Bull.......... 1996 $434,000 $ 23,469   384,226      $ 3,750(2)
 President and Chief     1995  400,000  180,000         0       56,517(3)(4)
 Executive Officer(1)    1994  284,615  325,000   388,500       30,776


Harold G. Turk.......... 1996  255,000  139,768         0        8,012(2)(5)(6)
 Vice President, Home    1995  253,850   74,589         0       11,580(7)(4)
 Center Services         1994  240,000  156,250         0        6,868


Barry J. Kulpa.......... 1996  328,200   16,860   448,273       13,368(2)(5)
 Vice President and      1995  282,600  117,450         0        5,577(4)
 Chief Operating         1994  132,501   89,436   111,000       44,772
 Officer(8)

Javier Eugenio Martinez
 Serna.................. 1996  216,499   83,747    57,631       39,813(5)(10)
 Vice President, Mexico  1995  170,000   78,594         0       36,461(11)
 Operations(9)           1994  160,000   40,000         0       25,242(12)


William R. Hanks........ 1996  185,000   94,493    73,182        5,125(2)(13)
 Vice President,         1995  173,078   70,875         0            0
 Manufacturing of        1994  139,248   85,000         0          175
  Dal-Tile Corporation

--------

 (1) Mr. Bull was appointed to his position as President and Chief Executive Officer on April 15, 1994.
 (2) The amounts shown include matching contributions made by the Company to the Company's Supplemental Retirement Plan for fiscal year ended January 3, 1997 to Howard I. Bull, in the amount of $3,750, Harold G. Turk, in the amount of $4,659, Barry J. Kulpa, in the amount of $5,510, and William R. Hanks, in the amount of $4,389.
 (3) The amount shown includes $48,825 of relocation expenses incurred in fiscal year 1995 by Howard I. Bull which were reimbursed by the Company.
 (4) The amounts shown include paid vacation for fiscal year 1995 to Howard I. Bull, in the amount of $7,692, Harold G. Turk, in the amount of $4,904, and Barry J. Kulpa, in the amount of $5,577.
 (5) The amounts shown include a car lease allowance for fiscal year ended January 3, 1997 to Harold G. Turk, in the amount of $1,300, Barry J. Kulpa, in the amount of $7,800, and Javier Eugenio Martinez Serna, in the amount of $18,098.
 (6) The amount shown includes payments to Harold G. Turk for fiscal year ended January 3, 1997 for taxable auto benefits in the amount of $677, excess life insurance in the amount of $1,335 and other fringe benefits in the amount of $41.
 (7) The amounts shown include premiums paid for fiscal year 1995 by the Company for split-dollar life insurance in the amount of $6,676 for the benefit of Harold G. Turk.
 (8) Mr. Kulpa was appointed to his position as Vice President and Chief Operating Officer on July 2, 1994.
 (9) Mr. Martinez Serna was appointed to his position as Vice President, Mexico Operations in August 1995. He has been a director of Materiales Ceramicos S.A. de C.V. since December 1985.
(10) The amount shown includes payments to Javier Eugenio Martinez Serna for fiscal year ended January 3, 1997 in the amount of $6,092 for paid vacation, $1,200 for contributions to a workers' profit sharing plan,

     $9,199 for scholarships, $978 for meals, $1,286 for contributions to a savings fund, $2,803 for life insurance and $157 for medical insurance.
(11) The amount shown includes payments made to Mr. Martinez Serna in the amount of $9,723 for vacation pay, $17,248 for a car lease allowance, $601 for a contribution to a workers' profit sharing plan, and $8,884 for scholarships.
(12) The amount shown includes payments made to Mr. Martinez Serna in the amount of $8,000 for vacation pay, $24,796 for a car lease allowance, $436 for a contribution to a workers' profit sharing plan, and $16,806 for scholarships.
(13) The amount shown includes a payment to William R. Hanks for the fiscal year ended January 3, 1997 in the amounts of $677 for taxable auto benefits and $59 for other fringe benefits.

OPTION GRANT TABLE

  The following table sets forth certain information regarding options granted during the fiscal year ended January 3, 1997 by the Company to the individuals named in the Summary Compensation Table:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR





                                         INDIVIDUAL GRANTS                   POTENTIAL REALIZABLE
                         --------------------------------------------------    VALUE AT ASSUMED
                          NUMBER OF   PERCENT OF TOTAL                       ANNUAL RATES OF STOCK
                          SECURITIES    OPTIONS/SARS   EXERCISE             PRICE APPRECIATION FOR
                          UNDERLYING     GRANTED TO     OR BASE                   OPTION TERM
                         OPTIONS/SARS   EMPLOYEES IN   PRICE PER EXPIRATION ----------------------
          NAME             GRANTED      FISCAL YEAR      SHARE      DATE        5%          10%
          ----           ------------ ---------------- --------- ----------     --          ---
Howard I. Bull..........   384,226          7.94%        $9.91     1/1/06    $2,398,838  $6,054,210
Harold G. Turk..........         0             0           N/A        N/A           N/A         N/A
Barry J. Kulpa..........   448,273          9.27%        $9.91     1/1/06     2,798,703   7,063,393
Javier Eugenio Martinez
Serna...................    57,631          1.19%        $9.91     1/1/06       359,808     908,086
William R. Hanks........    73,182          1.51%        $9.91     1/1/06       456,897   1,153,121

OPTION EXERCISE TABLE

  The following table sets forth the number of shares covered by both exercisable and unexercisable stock options as of the fiscal year ended January 3, 1997. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the value of the Common Stock as of January 3, 1997 based on its closing price on the New York Stock Exchange.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED IN
                                                       OPTIONS/SARS AT      THE MONEY OPTIONS/SARS AT
                                                       FISCAL YEAR-END           FISCAL YEAR-END
                                                  ------------------------- -------------------------
                         SHARES ACQUIRED  VALUE
          NAME           ON EXERCISE (#) REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           --------------- -------- ----------- ------------- ----------- -------------
Howard I. Bull..........         0          $0      425,213      347,513    $4,234,431   $3,429,071
Harold G. Turk..........         0           0      202,974            0     2,103,825            0
Barry J. Kulpa..........         0           0      290,737      268,536     2,811,765    2,581,653
Javier Eugenio Martinez
Serna...................         0           0      100,965       28,815     1,020,568      272,734
William R. Hanks........         0           0       95,265       36,591       954,990      346,334

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with Harold G. Turk and Javier Eugenio Martinez Serna. The agreement with Harold G. Turk, which expires on December 31, 1999, provides for the payment of an annual base salary of at least $225,000. The agreement with Mr. Martinez Serna, which expires on January 1, 1998, provides for the payment of annual compensation, including base salary and bonuses for his services thereunder, of not less than 361,800,000 (pesos) (approximately U.S. $46,000 based on the peso/dollar exchange rate on January 3, 1997). In addition, the agreement with Mr. Martinez Serna provides that if his employment is terminated without cause before the expiration of the agreement, Mr. Martinez Serna will be paid, on a semi-monthly basis, all compensation owing under the agreement for the remainder of the agreement's term, provided that he complies with all non-competition restrictions. These repayments, however, will be offset by amounts earned by Mr. Martinez Serna subsequent to the termination of employment without cause. Each of the employment agreements described herein contains provisions prohibiting the employee from competing with the Company during the term of employment and, in certain cases, for a period thereafter.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's Compensation Committee, which consists of three non-employee directors, is responsible for executive compensation, including setting the Company's compensation philosophy and policies, recommending to the Board of Directors the compensation to be paid to the Chief Executive Officer and determining the compensation for the other executive officers. The Compensation Committee also is responsible for administering the Company's executive compensation plans and programs. The Compensation Committee reviews the Company's executive compensation plan on at least an annual basis to ensure that the program continues to meet the goals of its compensation philosophy.

COMPENSATION PHILOSOPHY

  The Compensation Committee has four principal objectives in determining executive compensation policies: (1) to support the development of a high-caliber executive management team; (2) to establish a strong pay/performance linkage; (3) to focus executive management on the critical financial and operating objectives of the Company; and (4) to reward, motivate and retain key executive talent. To achieve these objectives, the Committee has adopted the following overriding policies:

  . The Company will compensate competitively with the practices of other leading companies in both the distribution and manufacturing sector.

  . Total compensation will be targeted at the 75th percentile of the pay scale of other leading companies in both the distribution and manufacturing sector if Company and individual performance meet expected levels or better.

  . To achieve total compensation objectives and have a strong performance emphasis, the use of variable incentive plans will be emphasized, utilizing both annual and longer term stock-based plans.

  . It is expected that in future fiscal years stock options and other incentive-based compensation will constitute a significant portion of the compensation of executive officers so that the interests of executive officers will coincide with the interests of stockholders.

  The Committee's specific executive compensation policies discussed below are designed to achieve the Committee's objectives through the implementation of the foregoing policies.

ELEMENTS OF EXECUTIVE COMPENSATION

  The elements of the Company's compensation of executive officers are: (1) annual cash compensation in the form of base salary and incentive bonuses; (2) long-term incentive compensation in the form of stock options granted under the Company's 1996 Amended and Restated Stock Option Plan; and (3) other compensation and employee benefits generally available to all employees of the Company, such as health insurance and employer matching contributions under the Company's Employee Retirement Savings Plan, a "401(k)" plan.

 BASE SALARY

  The Compensation Committee reviews base salary levels of the executive officers annually. Adjustments, if any, are made effective January 1 of each year. Salary ranges for each executive officer are determined by the Compensation Committee. The Company uses an outside consulting firm to recommend salary ranges for each position using marketplace data from a broad range of distribution and manufacturing companies of similar size to the Company. Historically, a mid-point base salary has been established around the 75th percentile of the pay scale of other leading companies in both the distribution and manufacturing sector. An executive officer's progression through the salary range is based upon the Compensation Committee's evaluation of the individual's job performance.

 INCENTIVE BONUSES

  The Committee's process for determining annual bonuses is designed to motivate the Company's executive officers to perform to the best of their abilities and to enhance stockholder value through achievement of the Company's objectives. Therefore, a target bonus percentage is established for each executive and is related to his or her potential impact on Company results, while the percentage of bonus awarded is determined with performance-related parameters. Incentive bonuses are paid annually upon certification by the Compensation Committee of achievement of the relevant performance targets.

  The amount of an executive's bonus for the fiscal year ended January 3, 1997 was based on pre-determined performance measures representing a mixture of Company financial goals and three to four specific individual goals. For each determined goal, four specific levels of performance were determined. At the end of the fiscal year, pre-determined bonus percentages were applied to the actual level of attainment for each goal, thus determining the total bonus payment. Generally, executive bonuses were in the order of 25% of annual salary.

 STOCK OPTIONS

  The Committee believes that the use of stock options as long-term compensation serves to motivate executive officers to maximize stockholder value and to remain in the Company's employment. The number of options granted to each executive is determined by the Committee, in its discretion. In making its determination, the Committee considers the executive's position at the Company, his or her individual contribution, the number of options (if any) to purchase Common Stock held by the executive and other factors, including an analysis of the estimated amount potentially realizable from such options.

  Each current executive officer holds options to purchase Common Stock granted using the above stated criteria. The Committee believes these holdings will encourage retention of key officers.

 CEO COMPENSATION

  The Compensation Committee determines Mr. Bull's compensation on the same basis and under the same philosophy it uses in determining the compensation of other executive officers. As discussed above, the goal of the Compensation Committee is to link a significant portion of the compensation of its executive officers, including Mr. Bull, to Company performance. The Compensation Committee raised Mr. Bull's annual base salary to $434,000 in fiscal 1996, representing an 8.5% increase to his previous base salary.

  To further link Mr. Bull's compensation to Company performance, a substantial amount of Mr. Bull's potential compensation for the fiscal year ended January 3, 1997 was tied to the Company's achievement of certain objective financial targets. Based on the Company's performance in the fiscal year ended January 3, 1997, Mr. Bull realized a bonus award of $23,469, equal to approximately 5% of his base salary.

  In January of 1996, Mr. Bull was awarded a stock option grant to purchase 384,226 shares of Common Stock in accordance with the stated goals described above under "Stock Options". Inclusive of the fiscal 1996 option grant, Mr. Bull holds options to purchase a total of 772,726 shares of Common Stock.

SECTION 162(M)

  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a deduction to any publicly held corporation for compensation paid in excess of $1 million in a taxable year to its chief executive officer or any of the four other most highly compensated executive officers employed by such corporation on the last day of its taxable year. The Compensation Committee considered the impact of Section 162(m) on the compensation of its executive officers. The Compensation Committee expects that the deduction limitation does not, and will not, in the near future, apply to executive officers' compensation. The Compensation Committee intends to monitor the impact of Section 162(m) and consider structuring executive compensation arrangements so that the deduction limitation will continue not to apply.

                                          Respectfully submitted,

                                          Drew Lewis
                                          Robert J. Shannon, Jr.
                                          Henry F. Skelsey

PERFORMANCE GRAPH

  The following graph compares the cumulative total return on $100 invested on August 14, 1996 in each of the Common Stock of the Company, Standard & Poor's 500 Index and the Dow Jones Building Materials Index. The returns of the Standard & Poor's Index and the Dow Jones Building Materials Index are calculated assuming reinvestment of dividends. The Company has not paid any dividends. The graph covers a period commencing August 14, 1996, when the Company's Common Stock was first publicly traded, through January 3, 1997. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                    COMPARISON OF CUMULATIVE TOTAL RETURN
                    AMONG DAL-TILE INTERNATIONAL INC., THE
                   S&P 500 INDEX AND THE DOW JONES BUILDING
                                MATERIALS INDEX

                             [GRAPH APPEARS HERE]

                                                           AUGUST 14, JANUARY 3,
                                                              1996       1997
                                                           ---------- ----------

      Dal-Tile International Inc..........................    100        138
      S&P 500 Index.......................................    100        113
      Dow Jones Building Materials Index..................    100        118

                             CERTAIN TRANSACTIONS

  AEA Investors (the managing member of DTI Investors, which is a beneficial owner of Common Stock), provided certain management, consulting and financial services to the Company for professional service fees and was reimbursed for out-of-pocket expenses. In the fiscal year ended January 3, 1997, payments of such management fees and reimbursement for expenses totaled $485,000. Such services included, but were not necessarily limited to, advice and assistance concerning the strategy, planning and financing of the Company, as needed from time to time. Such arrangement with AEA Investors was terminated in August 1996 upon completion of the Company's initial public offering of Common Stock, and AEA Investors was paid a termination fee of $4.0 million in connection therewith. The Company receives the benefit of volume discounts for certain office services and supplies made available to various companies associated with AEA Investors pursuant to arrangements managed by a subsidiary of AEA Investors. Messrs. Mai, Skelsey and Goldsmith are officers and/or directors of the Company; Mr. Mai is President and Chief Executive Officer of AEA Investors; and Messrs. Skelsey and Goldsmith are each a Vice President and Managing Director of AEA Investors.

  On December 29, 1995, AWI acquired 37% of the then outstanding capital stock of the Company in connection with the acquisition pursuant to which the Company acquired AO and certain related assets of the ceramic tile business of AWI (the "AO Acquisition"). In connection with the AO Acquisition, the Company entered into agreements with AWI relating to (i) the use by the Company of certain trademarks owned by AWI, and (ii) certain transition services (including computer services) to be supplied by AWI or its affiliates to the Company. These agreements were negotiated in connection with the AO Acquisition and have arm's-length terms and conditions. Transactions pursuant to such agreements are in the ordinary course of business. Messrs. Lorch, Riddick and Shannon are directors of the Company; Mr. Lorch is a director and executive officer of AWI, and Messrs. Riddick and Shannon are officers of AWI.

  Before the AO Acquisition, AO was a subsidiary of AWI. As a subsidiary of AWI, AO purchased pyrophyllite from Newfoundland Minerals and installation materials from an affiliate of AWI, and incurred expenses relating to management information systems and engineering services provided by AWI or its affiliates.

  The Company also leases certain computer services from AWI for approximately $7 million per year through May 31, 1999.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

  Upon recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP, independent public accountants, to audit and report on the consolidated financial statements of the Company for the fiscal year ending January 2, 1998 and to perform such other services as may be required of them. Ernst & Young LLP has served as auditors for the Company since 1980. The Board of Directors has directed that management submit the appointment of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

  PROXIES WILL BE VOTED FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING JANUARY 2, 1998, UNLESS OTHERWISE SPECIFIED IN THE PROXY. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                           EXPENSES OF SOLICITATION

  The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mail, some of the officers, directors and regular employees of the Company and its subsidiaries, none of whom will receive additional compensation therefor, may solicit proxies in person or by telephone, telegraph or other means. As is customary, the Company will, upon request, reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to their principals.

                      STOCKHOLDER PROPOSALS FOR THE 1998
                        ANNUAL MEETING OF STOCKHOLDERS

  Stockholders may present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an Annual Meeting of Stockholders. To be considered, proposals must be submitted on a timely basis. Proposals for the 1998 Annual Meeting must be received by the Company no later than December 17, 1997. Proposals, as well as any questions related thereto, should be submitted in writing to the Secretary of the Company. Proposals may be included in the proxy statement for the 1998 Annual Meeting if they comply with certain rules and regulations promulgated by the SEC and in connection with certain procedures described in the Company's By-Laws, a copy of which may be obtained from the Secretary of the Company.

                                 OTHER MATTERS

  The Company knows of no other matter to be brought before the Annual Meeting. If any other matter requiring a vote of the stockholders should come before the Annual Meeting, it is the intention of the persons named in the proxy to vote the same with respect to any such matter in accordance with their best judgment.

  The Company will furnish, without charge, to each person whose proxy is being solicited upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended January 3, 1997, as filed with the SEC (excluding exhibits). Copies of any exhibits thereto also will be furnished upon the payment of a reasonable duplicating charge. Requests in writing for copies of any such materials should be directed to Richard Sewell, 7834 Hawn Freeway, Dallas, TX 75217.

                                          By order of the Board of Directors,

                                          /s/ Christine J. Smith

                                          Christine J. Smith
                                          Secretary

Dallas, Texas
April 16, 1997

                          DAL-TILE INTERNATIONAL INC.
                   Proxy For Annual Meeting of Stockholders
                                  May 8, 1997

                                     PROXY

        This proxy is Solicited on Behalf of the Dal-Tile International Inc.'s Board of Directors.

        The undersigned hereby appoints Howard I. Bull, Barry J. Kulpa and Carlos E. Sala, and each of them, Proxies for the undersigned, with full power of substitution, to represent and to vote all shares of Dal-Tile International Inc. Common Stock which the undersigned may be entitled to vote at the 1997 Annual Meeting of Stockholders of Dal-Tile International Inc. to be held in New York, New York on Thursday, May 8, 1997 at 10:00 a.m., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

        Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors' recommendations, please sign the reverse side; no boxes need to be checked. IF THIS PROXY IS SIGNED BUT NO SPECIFICATIONS IS MADE, THE PROXY SHALL BE VOTED FOR ITEMS 1 AND 2. In their discretion, the appointed Proxies are authorized to vote upon such other business as may properly come before the meeting.

COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENTS/ADDRESS ON REVERSE SIDE
                                                                   SEE REVERSE
               (Continued and to be signed on other side.)           SIDE


--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

          The Board of Directors recommends a vote FOR items 1 and 2

                                                            Please Mark
                                                            your votes as [X]
                                                            indicated in
                                                            this example
ITEM 1. ELECTION OF DIRECTORS

    FOR all nominees              WITHHOLD
 listed to the right              AUTHORITY
(except as marked to the   to vote for all nominees
     contrary)               listed to the right
     [_]                        [_]


Nominees: Charles J. Pilliod, Jr., Howard I. Bull, Douglas D. Danforth, Drew Lewis, George A. Lorch, Vincent A. Mai, Frank A. Riddick III, Robert J. Shannon, Jr., Henry F. Skelsey, John M. Goldsmith

WITHHELD FOR: To withhold authority to vote for any individual nominee(s), write that nominee(s) name on the line provided:

________________________________________________________________________________

ITEM 2. APPROVAL OF AUDITORS

    FOR  AGAINST  ABSTAIN
    [_]    [_]      [_]                 I PLAN TO ATTEND MEETING
                                        If you check this box to the right an
                                        admission card will be sent to you. [_]


                                        Address Change
                                        Please mark this box if you have address
                                        changes on the reverse side.        [_]

                                                Receipt is hereby acknowledged
                                                of the Dal-Tile International
                                                Inc. Notice of Meeting and Proxy
                                                Statement. PLEASE SIGN, DATE AND
                                                RETURN PROMPTLY IN THE ENCLOSED
                                                ENVELOPE.


Signature_________________________Signature_____________________Date____________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. Corporate and partnership proxies should be signed by any authorized person indicating the person's title.

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE